Exhibit 4.1

THE BANK OF NEW YORK MELLON

NEW YORK’S FIRST BANK-FOUNDED 1784 BY ALEXANDER HAMILTON

2 HANSON PLACE, 12TH FLOOR, BROOKLYN, N.Y. 11217

November 22, 2017

Hennion & Walsh, Inc.

2001 Route 46, Waterview Plaza

Parsippany, New Jersey 07054

Smart Trust 352

Dear Sirs:

The Bank of New York Mellon is acting as trustee for the series of Smart Trust set forth above (the “Trust”). We enclosed a list of the Securities to be deposited in the Trust on the date hereof. The prices indicated therein reflect our evaluation of such Securities as of close of business on November 21, 2017, in accordance with the valuation method set forth in the Standard Terms and Conditions of Trust and Trust Agreement. We consent to the reference to The Bank of New York Mellon as the party performing the evaluations of the Trust Securities in the Registration Statement (No. 333-220273) filed with the Securities and Exchange Commission with respect to the registration of the sale of the Trust Units and to the filing of this consent as an exhibit thereto.

Very truly yours,

/s/ GERARDO CIPRIANO
Gerardo Cipriano
Vice President